Exhibit 23.3

November 20, 2013

Recovery Energy, Inc.
1515 Wynkoop Street, Suite 200
Denver CO 80202
Attention: Roger Parker

Ralph E. Davis Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2012, appearing in the Annual Report on Form 10-K of Recovery Energy, Inc. for the year ended December 31, 2011.

Sincerely,

Ralph E. Davis Associates, Inc.

/s/ Allen C. Barron
Allen C Barron, P.E.
President